Contact: Joanne Freiberger Vice President and Treasurer 813-739-1808 Investorrelations@masonite.com

MASONITE INTERNATIONAL CORPORATION NAMES ELIAS BARRIOS TO LEAD GLOBAL OPERATIONS AND SUPPLY CHAIN

(Tampa, FL, May 12, 2015) Masonite International Corporation (NYSE: DOOR) today announced the appointment of Elias Barrios as Senior Vice President Global Operations and Supply Chain, effective June 15, 2015.

Elias joins Masonite with over 25 years of experience, most recently as Vice President Global Operations and Supply Chain, Energy Business Unit, TE Connectivity (NYSE: TEL). Prior to joining TE Connectivity, he spent 14 years with Honeywell (and the former AlliedSignal) in seven progressive roles from Project Manager to Acting Vice President – Aircraft Accessories & Landing Systems. He earned his BS degree in Mechanical Engineering from Metropolitan University in Caracas, Venezuela, an MS in Operations Research from Venezuela Central University and an MS in Management, Concentration in Management of Technology, at Georgia Institute of Technology in Atlanta, Georgia.

“With broad global experience in all aspects of manufacturing and supply chain, we believe Elias is the ideal leader to continue to drive our operational excellence strategies at Masonite.” said Fred Lynch, President and CEO, “His passion for, and commitment to, Lean Six Sigma will help to ensure that our customers continue to receive the high levels of quality and service they have become accustomed to.”

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers in 80 countries. Additional information about Masonite can be found at www.masonite.com.